Exhibit 23.1

Consent Of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Nos. 333-140134, 333-131826, 333-130585, 333-62968, 333-58982, 333-52490 and 333-47764) on Form S-3 and the Registration Statements (Nos. 333-136302, 333-127705, 333-106673, 333-118084, 333-63902, 333-52488, 333-43220, 333-94817, and 333-92729) on Form S-8 of The TriZetto Group, Inc. of our report dated January 30, 2006, except for Note 15 as to which the date is February 13, 2007, relating to our audits of financial statements of Quality Care Solutions, Inc. as of December 31, 2005 and 2004 and for each of the three years in the period ended December 31, 2005, included in this Current Report on Form 8-K/A of The TriZetto Group, Inc.

/s/ McGladrey & Pullen, LLP

Phoenix, Arizona

March 23, 2007